Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) filed February 24, 2016 and related Prospectus of Incyte Corporation for the registration of debt securities, common stock, preferred stock, depositary shares, purchase contracts, purchase units and warrants and to the incorporation by reference therein of our reports dated February 12, 2016, with respect to the consolidated financial statements of Incyte Corporation, and the effectiveness of internal control over financial reporting of Incyte Corporation,  included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 24, 2016